UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2022

ImmunityBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3530 John Hopkins Court
San Diego, California 92121
(Address of principal executive offices, including zip code)
(858) 633-0300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IBRX	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On August 31, 2022, ImmunityBio, Inc. (the “company” or “we”) entered into a series of transactions including, in part, a new debt financing resulting in $125.0 million of gross proceeds, along with the amendment and restatement of the company’s nearest term debt maturity to extend the maturity from December 17, 2022 to December 31, 2023 and an adjustment to the interest rate to match the new debt issuance, and the amendment and restatement of the company’s fixed-rate debt maturing September 30, 2025 to add an equity conversion feature, in each case as further described below.
New $125.0 million Variable-Rate Promissory Note
On August 31, 2022, we executed a $125.0 million promissory note with Nant Capital, LLC (“Nant Capital”), an entity affiliated with Dr. Patrick Soon-Shiong, our Executive Chairman and Global Chief Scientific and Medical Officer. This note bears interest at Term Secured Overnight Financing Rate (“Term SOFR”) plus 8.0% per annum. The accrued interest shall be payable quarterly on the last business day of March, June, September and December, commencing on September 30, 2022. The outstanding principal amount and any accrued and unpaid interest are due on December 31, 2023. We may prepay the outstanding principal amount, together with any accrued interest at any time, in whole or in part, without premium or penalty.
We received net proceeds of $124.4 million from this financing, net of a $0.6 million origination fee paid to the lender, which we intend to use for commercialization efforts, clinical trials, working capital and general corporate purposes.
Amendment and Restatement of Variable-Rate Promissory Note due December 17, 2022
As of June 30, 2022, we had a $300.0 million variable-rate promissory note with Nant Capital. This note bore interest at Term SOFR plus 5.4% per annum, which was paid quarterly. We may prepay the outstanding principal amount, together with any accrued interest at any time, in whole or in part, without premium or penalty. In the event of a default on the loan (as defined in the promissory note), including if we do not repay the loan at maturity, the company has the right, at its sole option, to convert the outstanding principal amount and accrued and unpaid interest due under this note into shares of the company’s common stock at price of $5.67 per share.
On August 31, 2022, the terms of the variable-rate promissory note were amended and restated to extend the maturity date of the loan from December 17, 2022 to December 31, 2023, increase the spread on the loan from 5.4% to 8.0% per annum, and reset the quarterly interest payment date from the 17th to the last business day of March, June, September and December, commencing on September 30, 2022. No other material terms or conditions of this variable-rate promissory note were modified as part of this amendment and restatement.
Amendment and Restatement of Fixed-Rate Promissory Notes due September 30, 2025
We had six outstanding fixed-rate promissory notes with Nant Capital, NantWorks, LLC, NantCancerStemCell, LLC, and NantMobile, LLC (all entities affiliated with Dr. Soon-Shiong) in an aggregate amount of $312.5 million, including accrued interest, as of June 30, 2022. These notes bear interest at a rate ranging from 3.0% to 6.0% per annum, provide that the outstanding principal is due and payable on September 30, 2025, and accrued and unpaid interest is payable either upon maturity or, with respect to one of the notes, on a quarterly basis. We may prepay the outstanding principal amount of any advance under such notes, together with accrued and unpaid interest, at any time, in whole or in part, without premium or penalty, subject to an advance notice period of at least five business days, during which the lender can convert the amount requested to be prepaid by the company into shares of company common stock, as part of the amendment and restatement described below.
On August 31, 2022, the terms of each fixed-rate promissory note were amended and restated to include a conversion feature that gives each lender the right at any time, at its sole option, to convert the entire outstanding principal amount and accrued and unpaid interest due under each note at the time of conversion into shares of the company’s common stock at a price of $5.67  per share. No other material terms or conditions of these fixed-rate promissory notes were modified as part of these amendments.
The foregoing description of the related-party promissory notes does not purport to be complete and is qualified in its entirety by reference to the full text of the notes, copies of which will be filed with the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 and are incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
To the extent relevant, the information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 9.01    Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Description of Exhibit

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNITYBIO, INC.
Registrant

Date: September 2, 2022	By:	/s/ David Sachs
David Sachs
Chief Financial Officer